Exhibit 99.1
Nastech Pharmaceutical Company Inc. Raises $7.93 Million in Registered Direct Offering
BOTHELL, Wash., April 25, 2008 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today that it has entered into definitive agreements with new and existing investors to raise gross proceeds of $7,932,500 though a registered direct offering. Under terms of the agreement, the Company will sell 4,585,260 shares of its common stock at $1.73 per share. As part of the transaction, the investors also will receive warrants, with a 7-year term, to purchase 4,585,260 shares of common stock at an exercise price of $2.38 per share. The warrants will be exercisable beginning October 25, 2008.
In addition, the investors have the right to purchase up to 1,375,578 shares of common stock at a price of $2.17 per share during the 90-day period beginning October 25, 2008. If fully exercised, total gross proceeds would be $2,985,005.
The transaction is expected to close today, Friday, April 25, 2008, subject to customary closing conditions.
The Company plans to use the proceeds of this transaction for working capital.
Maxim Group, LLC served as the placement agent for the offering.
A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or via written request to Nastech Pharmaceutical Company Inc., 3830 Monte Villa Parkway, Bothell, WA, 98021. Attention: Investor Relations.
About Nastech
Nastech is a clinical stage biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products based on our proprietary molecular biology-based drug delivery technologies and our proprietary ribonucleic acid interference technology. Nastech and its collaboration partners are developing products for multiple therapeutic areas including diabetes, obesity, osteoporosis, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.
Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech or a subsidiary to obtain additional funding; (ii) the ability of Nastech or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Nastech, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Nastech, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of Nastech, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

###
Nastech Pharmaceutical Company Inc.
Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
ir@nastech.com